Exhibit 4.21

Ref. No.: WFGXTKZJ20091102

Loan Contract

(Summary Translation)

Ref. No.: WFGXTKZJ20091102
Loan Contract

Borrower:	Fuwei Films (Shandong) Co., Ltd.

Legal Representative:	Xiaoan He

Lender:	Weifang Dongfang State-owned Assets Management Co., Ltd.

Responsible Person:	Pizong Mou

Guarantor:	Shandong Deqin Investment& Guarantee Co., Ltd.

Both parties agree to the following terms:

1	Loan

1.1	Currency: Renminbi (RMB)

1.2	Amount: 10,000,000

1.3	The proceeds of the Loan under this Contract shall be used for project investment.

1.4	Loan Period: Commencing from October 19, 2009, to October 18, 2017.

Granting Date				Expired Date
Year	Month	Day	Amount	Year	Month	Day	Amount
2009	10	19	10,000,000.00	2015	4	18	1675000
				2015	10	18	1675000
				2016	4	18	1675000
				2016	10	18	1675000
				2017	4	18	1675000
				2017	10	18	1625000

2	Interest Rate and Computation of Interest

2.1
Interest rate: The annul interest rate is 5.346%, up by 10% compared the fixed benchmark interest rate announced by the People’s Bank of China. Interest for Loans for less than 5 years is the same as the period benchmark interest of People’s Bank of China.  For more than 5 years the interest is benchmark interest rate announced by the People’s Bank of China plus 0%. The cycle for interest is 6 months.

2.2	Computation of Interest

Normal interest = interest rate under this Contract X proceeds of the Loan X number of days of use.  Number of days of use is calculated from the drawing date to the maturity date. The interest should be paid by every 6 months on the date of June 20 and December 20 every year.  If the last prepayment of the principle is not the computation date, then the unpaid interest should be paid off with the principle (Daily interest=monthly interest/30 ).

3	Granting and Repayment of Loan

3.1	Unless all of the following conditions are satisfied, Lender has the right to refuse to grant the Loan:

1.
Borrower has already completed the statutory procedures including obtaining related permit, approval and registration from the government and such permit, approval and registration remain in full force and effect.

2.	The guarantee contract (if any) under this Contract has come into effect and remains in full force and effect.

3.	The financial condition of the Borrower does not have any substantial adverse changes; and

4.	Borrower is not in breach of this Contract.

3.2	The actual drawing date and drawing amount shall be in accordance with the promissory note.

3.3	Borrower shall not repay the Loan prior to the scheduled date without having a written consent from Lender.

4.	Rights and Obligations of Guarantor

4.1.
Borrower engages Shandong Deqin Investment& Guarantee Co., Ltd. as a guarantee company.  According to the investigation of Lender, the Guarantor is capable and qualified to repay the loan.  The Guarantor has the right to examine and supervise the Borrower to implement the contract.

4.2.	If Borrower can’t fulfill its obligation, the Guarantor should repay the principle and assume the breach liabilities.

4.3.	The Guarantee includes major right of credit, penalty, compensation and fees for realizing creditor’s rights.

5.	Rights and Obligations of Lender

5.1
Lender has the right to be repaid the principal, receive interest (including compound, overdue and appropriated penalty interest) and the necessary expenses from the Borrower in accordance with this Contract. Lender has the right to exercise any other rights under the relevant laws and regulations or stipulated in this Contract.

5.2
Except as otherwise specified under this contract, Lender shall keep all the financial and operation data and information confidential unless compelled by requirements of applicable laws and regulations.

6.	Rights and Obligations of Borrower

6.1	Borrower shall repay the Loan under this Contract and pay the interest hereunder in accordance with the date, amount, currency set forth in this Contract.

6.2	Borrower shall not use the proceeds of the Loan for any usage not stipulated in this Contract.

6.3	Borrower shall be liable for the expenses under this Contract, including but not limited to, expenses for notary service, authentication, evaluation and registration.

6.4
Borrower shall comply with the operation procedure and the general practice of the   Lender and loan application, including but not limited to, facilitating Lender’s  examination and supervision on Borrower’s operation status, and providing all the financial statements, or any other data and information requested by Lender, and shall guarantee that such documents, data and information are true, complete and accurate.

6.5
If any one of the following events occurs, Borrower shall notify the Lender within thirty (30) days and shall not commence such activities unless the Loan and interest under this Contract are repaid completely, or a repayment schedule and guarantee are approved and accepted by the Lender. These are as follows:

1.	Selling, donating, renting, lending, assigning, mortgaging, pledging or disposing of all or substantial part of its assets.

2.
Any substantial changes in organization or structure of the Borrower, including but not limited to, its operation, subcontracting, lease, affiliation, company restructuring, joint-stock, merger (consolidation), equity joint-venture (non-equity), spin-off, incorporation of subsidiary, asset assignment, reduction of registered capital, etc.

6.6	Borrower shall notify the Lender within seven (7) days of occurrence of any of the following events:

1.	Amendment of the Articles of Association, change of Borrower’s name, change of legal representative , change of domicile, change of address, and change in the scope of its business.

2.	Borrower or Guarantor’s (if any) intention to file for bankruptcy.

3.	Borrower’s involvement in any major litigation or arbitration, or any lien or encumbrance is imposed on its assets.

4.	Borrower’s guarantee to any other third party, which will have an adverse effect on its financial status and ability to perform its obligations under this Contract.

5.	Borrower enters into a contract which will have a material adverse effect on its operation and financial status.

6.	Borrower or Guarantor (if any) stops its operation, its business terminates or its business license is revoked.

7.	Borrower’s legal representative or senior management has committed a criminal offence.

8.	Borrower faces substantial hardship in managing its business or any other event which will have an adverse effect on the financial status or ability of the Borrower to repay the Loan.

6.7	Any changes to the form of collateral under this Contract that may have adverse effect on Lender’s right shall be made upon Lender’s consent.

7.	Breach of Contract

7.1
In the event that Borrower fails to repay the principal or interest in full in a timely      fashion, or to use the proceeds of the Loan as set forth in this Contract, Lender has the right to use the overdue penalty interest rate and appropriate penalty interest rate to calculate the interest.

7.2
In the event that Borrower fails to repay the principal or interest in full in a timely fashion, Borrower shall be liable for the Lender’s expenses in exercising its creditor’s rights, including litigation cost (arbitration fee), costs of preservation of asset, costs of publication, enforcement costs, legal fees, travel and other expenses.

7.3
In the event that Borrower avoids Lender’s supervision, fails to repay the principal or the interest of the Loan or avoids the repayment intentionally, Lender has the right to inform relevant government authority and to publish the payment notification in the news media.

8.	Dispute Resolution

Any dispute arising from or in connection with this Contract shall be resolved by the first method listed below:

1.	File a lawsuit to the competent court in the place where Lender is located; or

2.
Submit the disputes to _____________________ arbitration committee for arbitration in accordance with the currently effective arbitration rules of such committee. The arbitral award is final and is legally binding upon both Parties.

9.	Miscellaneous

9.1	This Contract comes into effect upon both Parties’ execution of this contract.

9.2	This Contract is executed in six (6) counterparts. Each of the Parties and Guarantor shall keep one counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first set forth below.

November 20, 2009	November 20, 2009

Borrower (seal):	Lender (seal):

Fuwei Films (Shandong) Co., Ltd.	Weifang Dongfang State-owned Assets Management Co., Ltd..

Legal Representative or Authorized Person	Responsible Person or Authorized Person

Xiaoan He	Pizong Mou

(signature or seal)	(signature or seal)